SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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McKesson Corporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF McKESSON CORPORATION

The 2004 Annual Meeting of Stockholders of McKesson Corporation will be held on Wednesday, July 28, 2004 at 10:00 a.m. at the Nob Hill Masonic Center, 1111 California Street, San Francisco, California to:

•	Elect three Directors to three-year terms;

•	Ratify the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending March 31, 2005;

•	Conduct such other business as may properly be brought before the meeting.

Stockholders of record at the close of business on June 1, 2004 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

YOUR VOTE IS IMPORTANT. We encourage you to read the proxy statement and vote your shares as soon as possible. A return envelope for your proxy card is enclosed for your convenience. You may also vote by telephone or via the Internet. Specific instructions on how to vote using either of these methods are included on the proxy card.

By Order of the Board of Directors

Ivan D. Meyerson
Executive Vice President, General Counsel
and Secretary

One Post Street

San Francisco, CA 94104-5296
June 14, 2004

i

ii

PROXY STATEMENT

General Information

Proxies and Voting at the Meeting

The Board of Directors of McKesson Corporation (the “Company” or “we” or “us”), a Delaware corporation, is soliciting proxies to be voted at the Annual Meeting of Stockholders to be held July 28, 2004 (the “Meeting”), and at any adjournment or postponement of the Meeting. This proxy statement includes information about the issues to be voted upon at the Meeting.

On June 16, 2004, the Company began delivering these proxy materials to all stockholders of record at the close of business on June 1, 2004 (the “Record Date”). On the Record Date, there were approximately 292,849,904 shares of the Company’s common stock outstanding and entitled to vote. You have one vote for each share of common stock you held on the Record Date, including: shares held directly in your name as the stockholder of record; held for you in an account with a broker, bank or other nominee; or allocated to your account in the Company’s Profit-Sharing Investment Plan (“PSIP”).

You can revoke your proxy at any time before the Meeting by sending in a written revocation or a proxy bearing a later date. Stockholders may also revoke their proxies by attending the Meeting in person and casting a ballot.

If you are a stockholder of record or a participant in the Company’s PSIP, you can give your proxy by calling a toll free number, by using the Internet, or by mailing your signed proxy card(s). Specific instructions for voting by means of the telephone or Internet are set forth on the enclosed proxy card.

If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following their instructions.

All shares represented by valid proxies will be voted as specified. If no specification is made, the proxies will be voted FOR:

•	The election of three Directors to three-year terms; and

•	Ratifying the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2005.

We know of no other matters to be presented at the Meeting. If any other matters come before the Meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment.

Attendance at the Meeting

If you plan to attend the Meeting, you will need to bring your admission ticket. You will find an admission ticket attached to the proxy card if you are a registered holder or PSIP participant. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Meeting in person, you may obtain an admission ticket in advance by sending a request, along with proof of ownership, such as a bank or brokerage account statement, to the Company’s Corporate Secretary, One Post Street, 33rd Floor, San Francisco, California 94104. Stockholders who do not have an admission ticket will only be admitted upon verification of ownership at the door.

Dividend Reinvestment Plan

For those stockholders who participate in the Company’s Automatic Dividend Reinvestment Plan (“DRP”), the enclosed proxy includes all full shares of common stock held in your DRP account on the Record Date for the Meeting, as well as your shares held of record.

Vote Required and Method of Counting Votes

The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business at the Meeting. Abstentions and broker nonvotes (defined below) will be considered present for quorum purposes. Directors will be elected by a plurality of the votes cast. The affirmative vote of the holders of a majority of the voting power present in person or by proxy at the Meeting is required for the ratification of the appointment of Deloitte & Touche LLP. In the election of directors, broker nonvotes, if any, will be disregarded and have no effect on the outcome of the vote. With respect to the ratification of the appointment of auditors, abstentions from voting will have the same effect as voting against such matter and broker nonvotes, if any, will be disregarded and have no effect on the outcome of such vote. Generally, broker nonvotes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner, and instructions are not given.

Profit-Sharing Investment Plan

Participants in the Company’s PSIP have the right to instruct the PSIP Trustee, on a confidential basis, how the shares allocated to their accounts are to be voted and will receive a separate PSIP voting instruction card for that purpose. In general, the PSIP provides that all other shares for which no voting instructions are received from participants and unallocated shares of common stock held in the leveraged employee stock ownership plan established as part of the PSIP, will be voted by the Trustee in the same proportion as shares as to which voting instructions are received. However, shares that have been allocated to PSIP participants’ PAYSOP accounts for which no voting instructions are received will not be voted.

List of Stockholders

The names of stockholders of record entitled to vote at the Meeting will be available at the Meeting and for ten days prior to the Meeting for any purpose germane to the meeting, during ordinary business hours, at our principal executive offices at One Post Street, San Francisco, California, by contacting the Secretary of the Company.

Online Access to Annual Reports on Form 10-K and Proxy Statements

The Notice of Annual Meeting and Proxy Statement and the Annual Report on Form 10-K for our fiscal year ended March 31, 2004 are available on our website at www.mckesson.com. Instead of receiving future copies of the Annual Report on Form 10-K and the Proxy Statement by mail, stockholders can elect to receive an e-mail which will provide electronic links to these documents.

Stockholders of Record: If you vote using the Internet, you may elect to receive proxy materials electronically next year in place of receiving printed materials. You will save the Company printing and mailing expenses, reduce the impact on the environment and obtain immediate access to the Annual Report on Form 10-K, Proxy Statement and voting form when they become available. If you used a different method to vote, sign up anytime using your Stockholder Account Number at the Internet website: http://www.giveconsent.com/mck. The proxy card also contains a consent to receive these documents electronically.

Beneficial stockholders: If you hold your shares in a bank or brokerage account, you may also have the opportunity to receive copies of the Annual Report on Form 10-K and the Proxy Statement electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service or contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of such an option for you.

If you elect to receive your materials via the Internet, you can still request paper copies by leaving a message with Investor Relations at (800) 826-9360 or by e-mail at investors@mckesson.com.

PROPOSALS TO BE VOTED ON

Item 1.	Election of Directors

The Board of Directors (the “Board”) is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Directors hold office until the end of their terms and until their successors have been elected and qualified, or until their earlier death, resignation, or removal. If a nominee is unavailable for election, your proxy authorizes the persons named in the proxy to vote for a replacement nominee if the Board names one. As an alternative, the Board may reduce the number of directors to be elected at the meeting.

The terms of office of the directors designated as nominees will expire at the 2004 annual meeting. The Board has nominated each of the nominees for re-election for a three-year term that will expire at the annual meeting to be held in 2007, and until their successors are elected and qualified.

The following is a brief description of the age, principal occupation for at least the past five years and major affiliations of each of the nominees and the continuing directors.

Nominees

The Board of Directors recommends a vote FOR all Nominees.

JOHN H. HAMMERGREN CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Mr. Hammergren, age 45, was named Chairman of the Board effective July 31, 2002 and was named President and Chief Executive Officer of the Company effective April 1, 2001. He was Co-President and Co-Chief Executive Officer of the Company from July 1999 until April 2001. He was Executive Vice President of the Company and President and Chief Executive Officer of the Supply Management Business from January 1999 to July 1999; Group President, McKesson Health Systems from 1997 to 1999 and Vice President of the Company since 1996. He is a director of Nadro, S.A. de C.V. (Mexico) and Verispan LLC, entities in which the Company holds interests. He has been a director of the Company since 1999.

M. CHRISTINE JACOBS Chairman of the Board, President and Chief Executive Officer Theragenics Corporation

Ms. Jacobs, age 53, has been Chairman of the Board, President and Chief Executive Officer, Theragenics Corporation, a cancer treatment products manufacturing and distributing company, since 1998. She was Co-Chairman of the Board from 1997 to 1998 and was elected President in 1992 and Chief Executive Officer in 1993. Ms. Jacobs has been a director of the Company since 1999. She is a member of the Compensation Committee and the Committee on Directors and Corporate Governance.

ROBERT W. MATSCHULLAT Vice Chairman and Chief Financial Officer, Retired The Seagram Company Ltd.

Mr. Matschullat, age 56, is a private equity investor. He was Vice Chairman and Chief Financial Officer of The Seagram Company Ltd. from 1995 to 2000. Previously he was head of worldwide investment banking for Morgan Stanley & Co. Incorporated and from 1992 to 1995 was a director of Morgan Stanley Group. Mr. Matschullat has been the nonexecutive Chairman of The Clorox Company since January 2004. He is also a director of The Walt Disney Company. He has been a director of the Company since October 2002. He is Chairman of the Finance Committee and a member of the Audit Committee.

Directors Continuing in Office

Directors Whose Terms will Expire in 2005

MARIE L. KNOWLES Executive Vice President, Chief Financial Officer, Retired ARCO

Ms. Knowles, age 57, retired from Atlantic Richfield Company (“ARCO”) in 2000 and was Executive Vice President and Chief Financial Officer from 1996 until 2000 and a director from 1996 until 1998. From 1993 until 1996 she was Senior Vice President of ARCO and President, ARCO Transportation Company. She joined ARCO in 1972. Ms. Knowles is a director of Phelps Dodge Corporation and a member of the Board of Trustees of the Fidelity Funds. She has been a director of the Company since March 2002. She is the Chairman of the Audit Committee and a member of the Finance Committee.

JANE E. SHAW Chairman of the Board and Chief Executive Officer Aerogen, Inc.

Dr. Shaw, age 65, has been Chairman of the Board and Chief Executive Officer of Aerogen, Inc., a company specializing in the development of products for improving respiratory therapy, since 1998. She is a director of Boise Cascade Corporation and Intel Corporation. Dr. Shaw has been a director of the Company since 1992. She is a member of the Audit Committee and the Committee on Directors and Corporate Governance.

RICHARD F. SYRON Chairman of the Board and Chief Executive Officer Freddie Mac

Mr. Syron, age 60, has been Chairman and Chief Executive Officer of Freddie Mac since December 2003. He was Executive Chairman of Thermo Electron Corporation since November 2002 and Chairman of the Board since January 2000. He was Chief Executive Officer at Thermo Electron from June 1999 until November 2002, and President from June 1999 to July 2000. From April 1994 until May 1999, Mr. Syron was the Chairman and Chief Executive Officer of the American Stock Exchange Inc. He is a director of John Hancock Financial Services, Inc. He has been a director of the Company since March 2002. He is a member of the Compensation Committee and the Chairman of the Committee on Directors and Corporate Governance.

Directors Whose Terms will Expire in 2006

WAYNE A. BUDD Senior Executive Vice President and General Counsel John Hancock Financial Services, Inc.

Mr. Budd, age 62, has been Senior Executive Vice President and General Counsel and a director of John Hancock since 2000 and a director of John Hancock Life Insurance Company since 1998. He is also a director of John Hancock Subsidiaries, LLC. From 1996 to 2000, Mr. Budd was Group President-New England for Bell Atlantic Corporation (now Verizon Communications,

Inc.) From 1994 to 1997 he was a Commissioner, United States Sentencing Commission and from 1993 to 1996 Mr. Budd was a senior partner at the law firm of Goodwin Proctor. From 1992 to 1993 he was an Associate Attorney General of the United States and from 1989 to 1992 he was United States Attorney for the District of Massachusetts. He is a director of Premcor, Inc. Mr. Budd has been a director of the Company since October 2003. He is a member of the Committee on Directors and Corporate Governance.

ALTON F. IRBY III Partner Tricorn Partners LLP

Mr. Irby, age 63, is a founding partner of Tricorn Partners LLP, a privately held investment bank. He was a partner of Gleacher & Co. Ltd. from January 2001 until April 2003, was Chairman of Cobalt Media Group from January 2000 to July 2003, and was Chairman and Chief Executive Officer of HawkPoint Partners from 1997 until 2000. He was co-founder of J.O. Hambro Magan Irby Holdings from 1988 until 1997. He is the chairman of ContentFilm plc and he also serves as a director of City Capital, Inc., Penumbra Ltd. and Edmiston & Co. He is also a director of an indirect wholly-owned subsidiary, McKesson Information Solutions UK Limited. Mr. Irby has been a director of the Company since 1999. He is Chairman of the Compensation Committee and a member of the Finance Committee.

DAVID M. LAWRENCE, M.D. Chairman Emeritus Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals

Dr. Lawrence, age 63, has been Chairman Emeritus of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals since May 2002. He served as Chairman of the Board from 1992 to May 2002 and Chief Executive Officer from 1991 to May 2002 of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals. He held a number of management positions with these organizations prior to assuming these positions, including Vice Chairman of the Board and Chief Operating Officer. Dr. Lawrence is a director of Agilent Technologies, Pacific Gas and Electric Company and Raffles Medical Group, Inc. He has been a director since January 2004.

JAMES V. NAPIER Chairman of the Board, Retired Scientific-Atlanta, Inc.

Mr. Napier, age 67, retired as Chairman of the Board, Scientific-Atlanta, Inc., a cable and telecommunications manufacturing company, in November 2000. He had been the Chairman of the Board since 1993. He is also a director of Engelhard Corporation, Vulcan Materials Company, Intelligent Systems, Inc. and WABTEC Corporation. Mr. Napier has been a director of the Company since 1999. He is a member of the Finance Committee.

Corporate Governance

The Board of Directors is committed to, and for many years has adhered to, sound and effective corporate governance practices. The Board is also committed to diligently exercising its oversight responsibilities of the Company’s business and affairs consistent with the highest principles of business ethics, and meeting the corporate governance requirements of both federal law and the New York Stock Exchange (the “NYSE”). The Board has adopted revised Charters for its Audit and Compensation Committees, its Committee on Directors and Corporate Governance, and its Finance Committee. The Board also adopted independence standards for its members, and adopted Corporate Governance Guidelines, all as described more fully below.

Codes of Business Conduct and Ethics

The Company is committed to the highest standards of ethical and professional conduct and has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees, and provides guidance for conducting the Company’s business in a legal, ethical and responsible manner. In addition, the Company has adopted a Code of Ethics applicable to the Chief Executive Officer, Chief Financial Officer, Controller and Financial Managers (“Senior Financial Managers’ Code”) that supplements the Code of Business Conduct and Ethics by providing more specific requirements and guidance on certain topics. Both of the Codes are available on the Company’s website at www.mckesson.com under Governance. The Company intends to post any amendments to, or waivers from, its Senior Financial Managers’ Code on its website.

The Board, Board Meetings and Committees

The Board of Directors is the Company’s governing body with responsibility for oversight, counseling and direction of the Company’s management to serve the long-term interests of the Company and its stockholders. Its goal is to build long-term value for the Company’s stockholders and to assure the vitality of the Company for its customers, employees and other individuals and organizations that depend on the Company. To achieve its goals, the Board monitors both the performance of the Company and the performance of the Chief Executive Officer (“CEO”). The Board currently consists of ten members, all of whom are independent with the exception of the Chairman. The Company has, for many years, had standing committees, currently the Audit Committee, the Compensation Committee, the Committee on Directors and Corporate Governance, and the Finance Committee. Each of these committees has a written charter approved by the Board in compliance with the applicable requirements of the Securities and Exchange Commission (the “SEC”) and the NYSE listing requirements (the “Applicable Rules”). Each of these charters requires an annual review by its committee. The charter of the Audit Committee was amended by the Board effective May 26, 2004 and is attached to this Proxy Statement. All of the members of the committees are independent. The members of each standing committee are elected by the Board each year for a term of one year or until his or her successor is elected. The members of the committees are identified in the table below. Dr. Lawrence joined the Board in January 2004, and it is anticipated that he will be named to one or more committees at the annual organizational meeting of the Board in July 2004.

Corporate
Director	Audit	Compensation	Governance	Finance

Wayne A. Budd			X

Alton F. Irby III		Chair		X

M. Christine Jacobs		X	X

Marie L. Knowles	Chair			X

Robert W. Matschullat	X			Chair

James V. Napier				X

Jane E. Shaw	X		X

Richard F. Syron		X	Chair

Audit Committee

The Audit Committee is responsible for, among other things, reviewing the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy and effectiveness of internal controls that could significantly affect the Company’s financial statements; reviewing with financial management and the independent auditor the interim financial statements prior to the filing of the Company’s quarterly reports on Form 10-Q; the appointment of the independent auditor; monitoring the independence and evaluating the performance of the independent auditor; approving the fees to be paid to the independent auditor; reviewing and accepting the annual audit plan, including the scope of the audit activities of the independent auditor; at least annually reassessing the adequacy of the Committee’s charter and recommending to the Board any proposed changes; reviewing major changes to the Company’s auditing and accounting principles and practices; reviewing the appointment, performance, and replacement of the senior internal audit department executive; advising the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s code of conduct; performing such other activities and considering such other matters, within the scope of its responsibilities, as the Committee or Board deems necessary or appropriate. The composition of the Audit Committee, the attributes of its members, including the requirement that each be “financially literate” and have other requisite experience, and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with the Applicable Rules for corporate audit committees. The Audit Committee met 8 times during the fiscal year ended March 31, 2004 (“FY 2004”).

Audit Committee Financial Expert

The Board has designated Ms. Knowles as the Audit Committee’s financial expert and has determined that she meets the qualifications of an “audit committee financial expert” in accordance with SEC Rules, and that she is “independent” as defined in the listing standards of the NYSE and in accordance with the Company’s additional standards.

Compensation Committee

The Compensation Committee has responsibility for, among other things, reviewing and approving the corporate goals and objectives relevant to the CEO’s compensation, and evaluating the CEO’s performance in light of those objectives; making and annually reviewing decisions concerning cash and equity compensation, and other terms and conditions of employment for the CEO; reviewing and approving corporate goals and objectives relating to compensation of other executive officers, and making and annually reviewing decisions concerning the cash and equity compensation, and other terms and conditions of employment for those executive officers; reviewing and making recommendations to the Board with respect to adoption of, or amendments to, all equity-based incentive compensation plans and arrangements for employees and cash-based incentive plans for senior executive officers; approving grants of stock, stock options, or stock purchase rights to employees eligible for such grants; interpreting the Company’s stock plans; reviewing its Charter annually and recommending to the Board any changes the Committee determines are appropriate; and, performing such other activities required by applicable law, rules or regulations, and consistent with its Charter, as the Committee or the Board deems necessary or appropriate. The Compensation Committee met 5 times during FY 2004.

Finance Committee

The Finance Committee has responsibility for, among other things, reviewing the Company’s dividend policy; reviewing the adequacy of the Company’s insurance programs; reviewing with management the long-range financial policies of the Company; providing advice and counsel to management on the financial aspects of significant acquisitions and divestitures, major capital commitments, proposed financings and other significant transactions; making recommendations concerning significant changes in the capital structure of the Company; approving the principal terms and conditions of securities that may be issued by the Company. The Finance Committee met 3 times during FY 2004.

Committee on Directors and Corporate Governance

The Committee on Directors and Corporate Governance has responsibility for, among other things, recommending guidelines and criteria to be used to select candidates for Board membership; reviewing the size and composition of the Board to assure that proper skills and experience are represented; recommending the slate of nominees to be proposed for election at the annual meeting of stockholders; recommending qualified candidates to fill Board vacancies; evaluating the Board’s overall performance; advising the Board on matters of corporate governance, including the Corporate Governance Guidelines and committee composition; and advising the Board regarding director compensation and administering the directors’ equity plan. The Committee on Directors and Corporate Governance met 4 times during FY 2004.

Nominations for Director

To fulfill its responsibility to recruit and recommend to the full Board nominees for election as Directors, the Committee on Directors and Corporate Governance considers all qualified candidates who may be identified by any one of the following sources: current or former Board members, a professional search firm retained by the committee, Company executives and other stockholders. Stockholders who wish to propose a director candidate for consideration by the Committee may do so by submitting the candidate’s name, resume and biographical information and qualifications to the attention of the Secretary of the Company at One Post Street, San Francisco, CA 94104. All proposals for nomination received by the Secretary will be presented to the Committee for its consideration. The Committee and the Company’s Chief Executive Officer will interview those candidates that meet the criteria, and the committee will select nominees that best suit the Board’s needs. A stockholder who wishes to nominate a director must comply with certain procedures set forth in the Company’s Restated By-Laws, and within the appropriate time frames set forth under the heading “Stockholder Proposals for the 2005 Annual Meeting” found at the end of this Proxy Statement.

In evaluating candidates for the Board of Directors, the Committee reviews each candidate’s biographical information and credentials, and assesses each candidate’s independence, skills, experience and expertise based on a variety of factors. Members of the Board should have the highest professional and personal ethics, integrity and values, consistent with the Company’s values. They should have broad experience at the policy-making level in business, technology, healthcare or public interest, or have achieved national prominence in a relevant field as a faculty member or senior government officer. The Committee will consider whether the candidate has had a successful career that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make, and whether the nominees’ skills are complementary to the existing Board members’ skills. Board members must take into account and balance the legitimate interests and concerns of all of the Company’s stockholders and other stakeholders; and must be able to devote sufficient time and energy to the performance of his or her duties as a director, as well as have a commitment to diversity. Insofar as a substantial majority of members is concerned, Directors must manifest independence as defined by the NYSE.

Board and Meeting Attendance

During FY 2004, the Board of Directors met 6 times. No director attended fewer than 75% of the aggregate number of meetings of the Board and of all the committees on which he or she served. Directors meet their responsibilities not only by attending Board and committee meetings, but also through communication with executive management on matters affecting the Company. Directors are also expected to attend the Annual Meeting of Stockholders, and all directors attended the meeting held in calendar 2003.

Corporate Governance Guidelines

The Board for many years has had Directorship Practices reflecting sound corporate governance practices and, in response to the NYSE listing requirements, last year adopted Corporate Governance Guidelines which address matters including, among others: Director qualification standards and the Director nomination process; stockholder communications with Directors; Director responsibilities; Director access to management and, as necessary and appropriate, independent advisors; Director compensation; Director orientation and continuing education; management succession and an annual performance evaluation of the Board. The Committee on Directors and Corporate Governance is responsible for overseeing the Guidelines and annually assessing their adequacy. The Board approved revised Corporate Governance Guidelines on May 26, 2004, which can be found on the Company’s website at www.mckesson.com under Governance.

Director Independence

Under the Company’s Corporate Governance Guidelines, the Board must have a majority of directors who meet the applicable criteria for independence required by the NYSE. The Board must determine, based on all of the relevant facts and circumstances, whether in its business judgment, each director satisfies the criteria for independence, including the absence of a material relationship with the Company, either directly or indirectly. The Board has established standards to assist it in making a determination of director independence, which go beyond the criteria required by the NYSE. These standards can also be found on the Company’s website at

www.mckesson.com under Governance. The Board has determined that each of the current directors is independent, with the exception of Mr. Hammergren.

Executive Sessions of the Board

The independent directors of the Board meet in executive session without management on a regularly scheduled basis. The members of the Board designate a “Presiding Director” to preside at such executive sessions and the position rotates annually among the committee chairs. The Presiding Director establishes the agenda for each executive session meeting and also determines which, if any, other individuals, including members of management and independent advisors, should attend each such meeting. You may communicate with the Presiding Director by sending an e-mail to “presidingdirector@mckesson.com” or to the Presiding Director, McKesson Corporation c/o the Corporate Secretary’s Office, One Post Street, 33rd floor, San Francisco, California 94104.

Communications with Directors

As noted above, the Chairs of the Board committees rotate responsibility for chairing the executive sessions of the independent directors. Stockholders may communicate with the Presiding Director or any of the directors by addressing their correspondence to the board member or members, c/o the Corporate Secretary’s Office, McKesson Corporation, One Post Street, 33rd Floor, San Francisco, CA 94104, or via e-mail to the “presidingdirector@ mckesson.com” or to the “nonmanagementdirectors@mckesson.com”. The Board has instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are not relevant to and consistent with the Company’s operations, policies and philosophies, are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. The Corporate Secretary’s office maintains a log of all correspondence received by the Company that is addressed to members of the Board. Directors may review the log at any time, and request copies of any correspondence received.

Director Compensation

The Company believes that compensation for independent directors should be competitive and should encourage increased ownership of the Company’s stock.

The compensation for each non-employee director of the Company includes an annual retainer, and meeting fees. Committee Chairs receive an additional annual retainer. The annual retainer is $40,000; meeting fees are $1,500 for each Board or Finance, Compensation, or Governance Committee meeting attended and $2,000 for each Audit Committee meeting attended. Committee Chairs’ annual retainer is $5,000 for the Finance, Compensation and Governance Committees and $15,000 for the Audit Committee.

Under the 1997 Non-Employee Directors’ Equity Compensation and Deferral Plan, each director is required to defer 50% of his or her annual retainer into either Restricted Stock Units (“RSUs”) or Nonqualified Stock Options (“Options”). Each director may also defer the remaining 50% of the annual retainer into RSUs, Options, or into the Company’s deferred compensation plan (“DCAP II”), or may elect to receive cash. Meeting fees may be deferred into RSUs or DCAP II or may be paid in cash. Directors are also paid their reasonable expenses for attending Board and committee meetings.

Currently, each January directors are also granted an Option for 7,500 shares of the Company’s common stock. The Options are granted at fair market value on the date of grant, vest in one year, and have a term of ten years.

Directors who are employees of the Company or its subsidiaries do not receive any compensation for service on the Board. Alton F. Irby III is also a director of McKesson Information Solutions UK Limited, an indirect wholly-owned subsidiary of the Company, and beginning in FY 2004, receives 20,000 pounds sterling per year for his service as a Board member of that company.

Indemnity Agreements

The Company has entered into indemnity agreements with each of its directors and executive officers that provide for defense and indemnification against any judgment or costs assessed against them in the course of their service. Such agreements do not permit indemnification for acts or omissions for which indemnification is not permitted under Delaware law. See Certain Legal Proceedings at page 28.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of December 31, 2003, unless otherwise noted, information regarding ownership of the Company’s outstanding common stock, by any entity or person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Class

Wellington Management Company, LLP 75 State Street Boston, MA 02109	36,730,669(1)	12.61
The Investment Advisor subsidiaries of Legg Mason, Inc.:
Legg Mason Funds Management, Inc. Legg Mason Capital Management, Inc. 100 Light Street Baltimore, MD 21202	23,980,335(2)	8.23
Fidelity Management Trust Company as Trustee for the McKesson Corporation
Profit-Sharing Investment Plan 270 Park Avenue New York, NY 10017	15,279,769(3)	5.25
Vanguard Specialized Funds — Vanguard Health Care
Fund 100 Vanguard Blvd Malvern, PA 19355	14,862,550(4)	5.10

(1)	This information is based on a Schedule 13G filed with the SEC by Wellington Management Company, LLP, as investment adviser, and reports shared voting power with respect to 18,630,409 shares and shared dispositive power with respect to 36,730,669 shares.

(2)	This information is based on a Schedule 13G filed with the SEC by Legg Mason Funds Management, Inc. on behalf of itself and Legg Mason Capital Management, investment advisor subsidiaries of Legg Mason, Inc. Legg Mason Funds Management, Inc. reports shared voting power and dispositive power with respect to 15,875,735 shares and Legg Mason Capital Management, Inc. reports shared voting power and dispositive power with respect to 8,104,600 shares.

(3)	This information reports shares held in trust for the benefit of participants in the McKesson Corporation Profit-Sharing Investment Plan, for which Fidelity Management Trust Company is the Trustee.

(4)	This information is based on a Schedule 13G filed with the SEC by Vanguard Specialized Funds — Vanguard Health Care Fund and reports sole voting power and shared dispositive power with respect to 14,862,550 shares.

Security Ownership of Directors and Executive Officers

The following table sets forth, as of June 1, 2004, except as otherwise noted, information regarding ownership of the Company’s outstanding common stock by (i) each Named Executive Officer, as defined on page 19, (ii) each director and (iii) all directors and executive officers as a group. The table also includes the number of shares subject to outstanding options to purchase common stock of the Company which are exercisable within 60 days of June 1, 2004.

	Shares of Common Stock		Percent of
Name of Individual	Beneficially Owned(1)		Class

Wayne A. Budd	724	(2)	*
William R. Graber	678,842	(4)(6)	*
John H. Hammergren	6,458,922	(4)(6)	2.206%
Alton F. Irby III	123,397	(2)(4)	*
M. Christine Jacobs	74,756	(2)	*
Paul C. Julian	2,160,070	(4)(6)	*
Graham O. King	1,485,246	(4)(6)	*
Marie L. Knowles	17,410	(2)(4)	*
David M. Lawrence	528	(2)	*
Robert W. Matschullat	18,518	(4)	*
Ivan D. Meyerson	1,125,183	(4)(6)(7)	*
James V. Napier	134,139	(2)(4)	*
Jane E. Shaw	86,854	(2)(3)(4)	*
Richard F. Syron	22,132	(2)(4)	*
All Directors and Executive Officers as a group (19 Persons)	13,382,504	(2)(3)(4)(5)(6)(7)	4.570%

*	Less than 1%

(1)	Represents shares held as of June 1, 2004 directly and with sole voting and investment power (or with voting and investment power shared with a spouse) unless otherwise indicated. The number of shares of common stock owned by each director or executive officer represents less than 1% of the outstanding shares of such class, with the exception of Mr. Hammergren who owns 2.206%. All directors and executive officers as a group own 4.570% of the outstanding shares of common stock.

(2)	Includes RSUs accrued under the 1997 Non-Employee Directors’ Equity Compensation and Deferral Plan as follows: Mr. Budd, 624 units; Mr. Irby, 644 units; Ms. Jacobs, 4,054 units; Ms. Knowles, 1,006 units; Dr. Lawrence, 528 units; Mr. Matschullat, 323 units; Mr. Napier, 1,768 units; Dr. Shaw, 12,093 units and Mr. Syron, 2,231 units and all non-employee directors as a group, 23,276 units. Directors have neither voting nor investment power in respect of such units.

(3)	Includes 4,607 common stock units accrued under the Directors’ Deferred Compensation Plan for Dr. Shaw. Dr. Shaw has neither voting nor investment power in respect of such units.

(4)	Includes shares that may be acquired by exercise of stock options within 60 days of June 1, 2004 as follows: Mr. Graber, 675,000; Mr. Hammergren, 6,193,516; Mr. Irby, 122,753; Ms. Jacobs, 69,702; Mr. Julian, 2,070,000; Mr. King, 1,481,700; Ms. Knowles, 16,404; Mr. Matschullat, 18,195; Mr. Meyerson, 989,000; Mr. Napier, 114,371; Dr. Shaw, 59,206; Mr. Syron, 19,901; and all directors and executive officers as a group, 12,977,248.

(5)	Includes shares held by family trusts as to which each of the following named directors and their respective spouses have shared voting and investment power: Mr. Budd, 100 shares and Dr. Shaw, 10,947 shares; and those directors as a group, 11,047 shares.

(6)	Includes shares held under the Company’s PSIP as of March 31, 2004, as to which the participants have sole voting but no investment power, as follows: Mr. Hammergren, 2,950 shares; Mr. Graber, 842 shares; Mr. Julian, 2,998 shares; Mr. King, 841 shares; Mr. Meyerson, 14,424 shares; and all executive officers as a group, 23,587 shares.

(7)	Includes 1,400 shares held by Mr. Meyerson as custodian for his minor child and for which beneficial ownership is disclaimed.

Compensation Committee Report on Executive Compensation

The Company’s executive compensation program is administered by the Compensation Committee (the “Committee”) of the Board of Directors, which consists exclusively of independent non employee directors. The Committee has sole responsibility for reviewing all aspects of the compensation program for the Company’s executive officers. For FY 2004, the Committee considered and approved compensation actions for the CEO as well as the other executive officers.

The Committee retains an independent compensation consultant who assists it in carrying out its responsibilities and its review and analysis of the executive compensation program. Using public and proprietary databases and identifying participants aligned with the Company’s size, lines of business, profitability and complexity as the Company’s peer group, the Committee establishes the parameters for base salary, short-term cash and long-term compensation that are competitive in the market. This peer group includes a broad cross-section of American companies. This report describes the policies and the criteria used by the Committee in establishing the principal components of, and setting the level of compensation for, executive officers.

As reflected elsewhere in this proxy statement, the Committee and the Board of Directors regularly review the charter for the Compensation Committee to ensure that it satisfies the requirements of the NYSE. Pursuant to the terms of this Charter, the Committee, among other things, has sole authority to determine compensation for the Company’s executive officers, including the CEO.

The Company’s Philosophy of Executive Compensation

The Company’s executive compensation program is based on the principle of “pay for performance”. The program’s objective is to provide total compensation at competitive levels and incentive compensation that aligns the interests of the Company’s executives with those of its stockholders. To further promote this alignment, the Committee has established executive stock ownership guidelines for the CEO, other senior officers and participants in the Long-Term Incentive Plan. Under these guidelines, executives are expected to reach levels of ownership of Company stock equal in value to specified multiples of their base pay.

Base salary and annual bonuses for executive officers take into account competitive market compensation levels for executive officers at companies similar in size, complexity or lines of business to McKesson Corporation. The long-term compensation program is designed to achieve competitive total compensation and to enhance shareholder value by linking a large part of executive officers’ compensation directly to the Company’s long-term performance.

Many factors enter into the Committee’s deliberations on the appropriate levels of short and long-term compensation for individual executive officers. The factors include the Company’s performance as measured against financial and nonfinancial targets approved by the Committee at the beginning of each fiscal year; the individual performance of each executive officer; the overall competitive environment for executives and the level of compensation needed to attract, retain and motivate executive talent. The recommendations of the independent compensation consultant as well as surveys supplied by other independent professional compensation consultants provide the quantitative basis for the Committee’s decisions.

Components of Compensation

The Company’s executive compensation program consists of base salary, a short-term incentive plan and long-term incentives (stock options, restricted stock, RSUs and cash). The Committee’s objective is a competitive program with an appropriate mix of short-term and long-term compensation weighted toward long-term, performance-based incentives.

Base Pay

Base salary is reviewed annually. Actual base salary is driven by individual performance, competitive practices and level of responsibility. Salary increases reflect the Committee’s determination that base salary levels should be increased, in certain cases, to recognize increased responsibilities and to remain competitive at the median levels of targeted companies. However, in view of the current economic climate, the Committee determined that for the fiscal year ending March 31, 2004, the base salary levels for executive officers, including Mr. Hammergren, would remain unchanged and that base salary increases for FY 2005, scheduled for June 1, should be deferred until a later date.

Short-Term Incentives

Under the Company’s short-term incentive plan (the “Management Incentive Plan” or “MIP”), individual target awards are set as a percentage of the executive’s base salary and vary by level of responsibility. The target awards are designed to be competitive with those set for executive officers at companies in the Company’s executive compensation comparator group. Annual MIP awards can range from zero to three times the executives’ target awards and are determined by the Company’s and/or individual business unit’s performance versus pre-established objectives. The actual awards may be reduced from the maximums established by the foregoing procedure by the Committee exercising “negative discretion” in accordance with regulations under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) with respect to this type of plan.

Long-Term Incentives

The Company’s long-term incentive program has three components: a stock option component, a cash component and a restricted stock/ restricted stock unit component. Under this program:

•	Participants are granted nonqualified stock options to purchase shares of the Company’s common stock at fair market value. During FY 2004 the Committee, under its authority as administrator of McKesson’s stock option and restricted stock plans, accelerated the vesting of all outstanding grants with exercise prices higher than the closing price of McKesson stock on the dates the Committee took such action;

•	The Committee establishes a target cash award for each participant under the Long-Term Incentive Plan (“LTIP”), the cash component of the long-term incentive program, which is adjusted to reflect actual achievement against financial targets;

•	Participants are granted shares of restricted stock or RSUs in years when the Company meets or exceeds financial targets associated with the MIP awards. Such grants are performance based, typically vest in three years and are determined as a percentage of the total MIP award approved by the Committee. Such grants add a strong retention component to the short-term incentive program while further focusing participants on increasing shareholder value. Based on the Company’s performance during FY 2004, awards of RSUs were granted to certain of the Named Executive Officers in May, 2004, and are reflected in the Summary Compensation Table. Restricted stock has also been used by the Company with the approval of the Committee on an individual basis for the purpose of attracting and/or retaining key employees.

Payments under the LTIP were made to certain Named Executive Officers reflecting awards that had been granted for the period January 1999 to December 2003, which payments are reflected in the Summary Compensation Table. The performance goals for this performance cycle, which were established by the Committee in January 1999 would have resulted in payment of only the service-based portion of the award. The Committee, recognizing that the applicable performance standards would not be achieved because of the dramatic and unanticipated changes to the Company that arose out of its 1999 earnings restatement considered a report by the Committee’s compensation consultant analyzing mid-cycle revisions to long-term incentive plan performance goals made by other companies under similar circumstances. Based on this analysis and in an effort to enable the LTIP to reward participating current executives for their contributions to the Company’s recovery following its earnings restatement in August 1999, the Committee determined that it would be in the best interest of the Company and its stockholders to revise the performance cycle to commence on April 2, 2001 thereby applying the performance goals to the period during which Mr. Hammergren served as sole CEO. Upon the recommendation of the CEO, the Committee decided further to recognize the contributions during the performance period of Paul Julian, Executive Vice President and Group President, by including him in the program for this period.

Policy Regarding Tax Deduction for Compensation Under Internal Revenue Code Section 162(m)

Section 162(m) limits the Company’s tax deduction to $1 million for compensation paid to Named Executive Officers unless the compensation is “performance based” within the meaning of that Section and regulations thereunder. The MIP, previously approved by stockholders, meets the requirement of a performance-based pay program within the meaning of Section 162(m). Proceeds from stock options granted under the 1994 Stock Option and Restricted Stock Plan (the “1994 Plan”), which was also approved by stockholders, are also “performance-based” and are eligible for an exception to the deduction limitation. The restricted stock component of the long-term incentive program related to MIP awards, described above, also meets the requirement of being performance-based and, when granted under the 1994 Plan, is eligible for an exception to the deduction limitation. The performance awards under the LTIP for the cycle that became payable in 2003 and the service-related portion of these awards will not meet the requirements of performance-based pay within the meaning of Section 162(m). The Committee’s intention is and has been to comply with the requirements of Section 162(m) unless the Committee concludes that adherence to the limitations imposed by these provisions would not be in the best interest of the Company or its stockholders.

Compensation of the Chief Executive Officer

McKesson’s executive compensation program is designed to promote the achievement of business objectives and increasing shareholder value. McKesson’s Chief Executive Officer, John Hammergren is a strong proponent of this philosophy. At Mr. Hammergren’s request, his base annual salary has not increased since June 2002.

Mr. Hammergren’s MIP award is to be competitive with similar awards for CEOs in the comparator group of companies. For FY 2004 Mr. Hammergren’s MIP award was $2,250,000. The amount of the award was determined by the Committee, and was based on the Company’s performance against predetermined financial metrics and the Committee’s evaluation of Mr. Hammergren’s individual performance. The MIP award was less than the maximum amount payable under the Management Incentive Plan provisions. For exceeding threshold results, Mr. Hammergren was also granted 55,000 RSUs. During FY 2004 Mr. Hammergren received an award of $2,500,000 under McKesson’s cash LTIP. This award reflected the Company’s total shareholder return versus the S&P 500, excluding the financial institutions, during Mr. Hammergren’s tenure as CEO. In FY 2004 the Committee awarded Mr. Hammergren a nonqualified option on 600,000 shares of

McKesson common stock and 100,000 shares of restricted stock. The equity components of Mr. Hammergren’s long-term compensation directly align a significant portion of his overall compensation with the Company’s stockholders.

Under Mr. Hammergren’s leadership, McKesson achieved its fourth consecutive year of strong overall financial performance. In FY 2004, the Company’s total revenues increased 22% to $69.5 billion and earnings per diluted share increased 16% to $2.19. The increase in revenues was driven by strong growth in U.S. and Canadian pharmaceutical distribution revenues, which produced an increase of 23% in the Company’s Pharmaceutical Solutions revenues. In addition, the Company renewed or gained significant new pharmaceutical distribution contracts during the year, which is expected to drive continued strong revenue growth. Process improvements and expense management helped contain cost growth, leading to the increase in earnings. Operating profit increased significantly in Medical-Surgical Solutions, up 40%, and Information Solutions, up 102%. Since FY 2000, revenues are up 89% and earnings per diluted share from continuing operations are up 237%.

Mr. Hammergren continued the process of strengthening the depth and talent of the Company’s executive management team. This ongoing process involves reviewing the performance and potential of the top layers of management, identification of those executives capable of assuming greater responsibilities, and creation of development plans designed to prepare them for more senior roles at McKesson. The Company completed an executive transition planned and announced a year ago, hiring a new Chief Financial Officer and promoting Pamela Pure to Executive Vice President and President, McKesson Provider Technologies.

It is the Committee’s view that under Mr. Hammergren’s leadership, McKesson continues to make significant progress and improvements in the categories designated for measurement within the Company’s Business Scorecards: Customer Success, Employee Success, Operating Success and Financial Success. Accordingly, the Committee believes that the total compensation package for the CEO, as reflected in the Summary Compensation Table that follows, was based on an appropriate balance of the Company’s performance, his own performance and competitive practice. The Committee also determined that the extension of Mr. Hammergren’s contract, which was set to expire March 31, 2004 (see “Employment Agreements”), was in the best interest of the Company and its stockholders.

Compensation Committee of the Board

Alton F. Irby III, Chairman
M. Christine Jacobs
Richard F. Syron

Executive Compensation

The following table discloses compensation earned by the Chairman, President and CEO as well as the Company’s four other most highly paid executive officers (the “Named Executive Officers”) for the three fiscal years ended March 31, 2004:

Summary Compensation Table

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

				Other		Securities
				Annual	Restricted	Underlying		All Other
				Compen-	Stock	Options/	LTIP	Compen-
		Salary	Bonus	sation	Award(s)	SARs	Payouts	sation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	(#)	($)	($)(4)

John H. Hammergren	2004	995,000	2,250,000	189,376	5,357,700	600,000	2,500,000	1,462,028
Chairman, President and	2003	991,260	2,500,000	131,512	1,250,000	550,000	4,125,000	345,915
Chief Executive Officer	2002	947,596	3,000,000	50,000	—	800,000	1,250,000	217,286
William R. Graber	2004	490,000	425,000	182,501	—	—	—	34,358
Senior Vice President and	2003	489,018	530,000	181,703	—	30,000	1,350,000	28,849
Chief Financial Officer(5)	2002	469,615	625,000	140,000	—	70,000	—	15,874
Paul C. Julian	2004	600,000	680,000	144,891	2,077,882	350,000	750,000	203,352
Executive Vice President	2003	595,542	850,000	126,290	425,000	300,000	2,000,000	123,731
and Group President	2002	573,558	1,000,000	75,000	—	450,000	—	97,150
Graham O. King	2004	665,000	400,000	159,559	—	—	—	25,768
Senior Vice President and	2003	664,988	385,000	152,047	—	20,000	1,800,000	30,993
President, McKesson	2002	651,890	700,000	164,488	—	60,000	—	27,004
Information Solutions(5)
Ivan D. Meyerson	2004	420,000	400,000	—	1,323,108	75,000	750,000	60,685
Executive Vice President,	2003	419,018	420,000	—	134,000	60,000	1,110,000	65,139
General Counsel and	2002	399,423	510,000	—	—	86,000	375,000	75,682
Secretary

(1)	Represents the Named Executive Officers’ bonus awards under the MIP for FY 2004 that were either paid in cash or deferred at the executive’s election under DCAP II.

(2)	For FY 2004, Other Annual Compensation includes for Messrs. Hammergren, Graber and Julian, annual housing assistance payments of $62,000, $140,000 and $85,000 respectively, described under “Indebtedness of Executive Officers”; also for Mr. Hammergren includes $52,875 for required use of Company aircraft.

(3)	The number and value of the aggregate restricted stock holdings of the Named Executive Officers on March 31, 2004 were as follows: Mr. Hammergren — 141,487 shares, $4,257,344; Mr. Julian — 64,115 shares, $1,929,220; and Mr. Meyerson — 24,450 shares, $735,700. The executives receive dividends on their shares of restricted stock. On May 25, 2004, Mr. Hammergren was granted 55,000 RSUs; Mr. Julian was granted 10,300 RSUs; and Mr. Meyerson was granted 18,200 RSUs as a result of the Company having met or exceeded financial targets under the Company’s MIP for FY 2004, as described in the Report of the Compensation Committee.

(4)	For FY 2004, includes the aggregate value of (i) the Company’s stock contributions under the PSIP, a plan designed to qualify as an employee stock ownership plan under the Internal Revenue Code (the “Code”), allocated to the accounts of the Named Executive Officers as follows: Mr. Hammergren — $13,982; Mr. Graber — $7,200; Mr. Julian — $14,998; Mr. King — $2,992; and Mr. Meyerson — $24,103; (ii) employer matching contributions under the Supplemental PSIP, an unfunded nonqualified plan established because of limitations on annual contributions contained in the Code, as follows: Mr. Hammergren — $118,271; Mr. Julian — $45,000; Mr. King — $17,565; and Mr. Meyerson — $23,040; (iii) above market interest accrued on deferred compensation as follows: Mr. Hammergren — $329,775; Mr. Graber $27,158; Mr. Julian — $143,354; and

Mr. Meyerson — $13,543; also includes for Mr. Hammergren a one-time special bonus payment on April 2, 2004 of $1 million on entering into his extended employment agreement.

(5)	Messrs. Graber and King retired from the Company effective April 30, 2004.

The following table provides information on stock option grants during FY 2004 to the Named Executive Officers:

Option/ SAR Grants in the Last Fiscal Year

	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price	Expiration	Present Value
Name	Granted(#)(1)(2)(3)	Fiscal 2004	($/Sh)	Date	($)(4)

John H. Hammergren	600,000	8.62%	34.36	7/30/13	8,455,440
Paul C. Julian	350,000	5.03%	34.36	7/30/13	4,932,340
Ivan D. Meyerson	75,000	1.08%	34.36	7/30/13	1,056,930

(1)	In view of their pending retirements, Messrs. Graber and King were not awarded any options during the last fiscal year.

(2)	No options were granted with SARs and no freestanding SARs have ever been granted. Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have the Company withhold shares otherwise issuable under the option with a fair market value equal to such obligations.

(3)	The option exercise price of the indicated options was 100% of the fair market value on the date of grant. They became 100% exercisable on January 27, 2004, and expire ten years after the date of the grant.

(4)	In accordance with SEC rules, a Black-Scholes option-pricing model was chosen to estimate the grant date present value for the options set forth in this table. The assumptions used in calculating the reported value included: an expected life of 7 years; a dividend yield of 0.59%; stock volatility of 34.3%; and a risk-free interest rate of 3.8%. The Company does not believe that the Black-Scholes model, or any other model can accurately determine the value of an employee option. Accordingly, there is no assurance that the value, if any, realized by an executive, will be at or near this value estimated by the Black-Scholes model. Future compensation resulting from option grants is based solely on the performance of the Company’s stock price.

The following table provides information on the value of each of the Named Executive Officers’ stock options at March 31, 2004:

Aggregated Option/ SAR Exercises in the Last Fiscal Year

and Fiscal Year-End Option/ SAR Values

			Number of Securities
			Underlying Unexercised	Value of Unexercised
	Shares		Options/SARs at	In the Money Options/SARs at
	Acquired	Value	March 31, 2004(#)	March 31, 2004($)(1)
	On Exercise	Realized
Name	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable

John H. Hammergren	0	0	6,193,516/ 0	4,830,260/ 0
William R. Graber	0	0	675,000/ 0	4,431,100/ 0
Paul C. Julian	0	0	2,070,000/ 0	3,672,250/ 0
Graham O. King(2)	76,944	1,127,763	1,481,700/ 0	1,332,046/ 0
Ivan D. Meyerson(3)	33,966	714,362	989,000/ 0	1,407,083/ 0

(1)	Calculated based upon the fair market value share price of $30.09 on March 31, 2004, less the price to be paid upon exercise. There is no guarantee that if and when these options are exercised they will have this value.

(2)	Mr. King exercised stock options for 76,944 shares by means of same day sales pursuant to a previously adopted sales plan intended to comply with Rule 10b5-1(c).

(3)	Mr. Meyerson exercised expiring stock options for 33,966 shares by means of a cash exercise, and subsequently sold the acquired shares pursuant to a previously adopted sales plan intended to comply with Rule 10b5-1(c).

Stock Price Performance Graph

The following graph compares the cumulative total stockholder return on the Company’s common stock for the periods indicated with the Standard & Poor’s 500 Index and the Value Line Health Care Sector Index (composed of 167 companies in the health care industry, including the Company). The decline in the Company’s stock price depicted in the performance graph in calendar 1999 reflects the effects of the Company’s announcements beginning in April 1999 that the Company would restate its financial results for the fourth quarter and fiscal year ended March 31, 1999. See Certain Legal Proceedings at page 28.

Five Year Cumulative Total Return*

	3/31/99	3/31/00	3/31/01	3/31/02	3/31/03	3/31/04

McKesson Corporation	$100.00	$32.12	$41.44	$58.37	$39.25	$47.75
S&P 500 Index	$100.00	$117.94	$92.38	$92.60	$69.67	$94.14
Value Line HealthCare Sector Index	$100.00	$91.10	$104.85	$106.52	$86.45	$102.68

*	Assumes $100 invested in McKesson Common Stock and in each index on March 31, 1999 and that all dividends are reinvested.

Employment Agreements, Executive Severance Policy and Termination of Employment and Change in Control Arrangements

Employment Agreements

The Company entered into an employment agreement with each of Messrs. Hammergren, Julian and King that provides for, among other things, the term of employment, compensation and benefits payable during the term of the agreement as well as for specified payments in case of termination of employment. In each case, the agreement provides that the executive will participate in all compensation and fringe benefit programs made available to all executive officers. Mr. King retired from the Company effective April 30, 2004.

The Company entered into an Extended Employment Agreement (the “Agreement”) with John H. Hammergren effective as of April 1, 2004 replacing his prior employment agreement with the Company which obligated the Company to offer an extension on terms identical to those in the prior agreement. The new Agreement provides that the Company shall continue to employ Mr. Hammergren as President and CEO of the Company until March 31, 2009, and, that beginning on April 1, 2006, the Agreement will renew automatically so that the remaining term is always three years. The Agreement provides for an annual base salary of at least $995,000, and such additional incentive compensation, if any, as may be determined by the Compensation Committee of the Board. Any incentive compensation awarded to him under the Company’s MIP shall be calculated using an Individual Target Award of 135% of base salary. In addition, in years when the company achieves the Business Scorecard Target applicable to Mr. Hammergren, he will receive an award of restricted stock (or a similar equity equivalent) equal in value to 50% of his actual MIP award. Mr. Hammergren also shall receive a monthly automobile allowance and all other benefits generally available to other members of the Company’s management and those benefits for which key executives are or become eligible. Mr. Hammergren received a one-time special bonus payment of $1 million on entering into the Agreement.

The Agreement provides that if the Company terminates Mr. Hammergren without “Cause”, or he terminates for “Good Reason” (both as defined in the Agreement), he will be entitled to receive: (A) payment of his then-applicable base salary and incentive compensation for the remainder of the term of the Agreement (the “Severance Period”); (B) lifetime coverage under the Company’s Executive Medical Plan and financial counseling program, as well as lifetime office space and secretarial support; (C) continued monthly automobile allowance and participation in DCAP II for the Severance Period; (D) continued accrual and vesting of his rights and benefits under the Executive Survivor Benefits Plan (“ESBP”) and the Executive Benefits Retirement Plan (“EBRP”), with a final EBRP benefit calculated on the basis of his receiving (i) approved retirement, as defined in the EBRP (“Approved Retirement”) commencing on the expiration of the Agreement and (ii) equal to 60% of Average Final Compensation then specified in the EBRP, increased by 1.5% for each year of completed service from April 1, 2004 through the end of the Severance Period (subject to a maximum of 75%), and without any reduction for early retirement; (E) accelerated vesting of all his stock options and restricted stock; (F) pro-rata awards under the Company’s LTIP for the Severance Period; and (G) for purposes of DCAP II and the 1994 Stock Option and Restricted Stock Plan (or any similar plan or arrangement), his termination will be deemed to have occurred as if the sum of his age and years of service to the Company is at least 65.

If Mr. Hammergren’s employment is terminated within six months preceding, or within two years following, a Change of Control (as defined in the Agreement), he will receive a lump-sum payment in lieu of the salary and incentive payments described in subsection A of the preceding paragraph, and he would continue to receive all of the other severance benefits described in the preceding paragraph. This lump-sum payment would be equal to the greater of (1) the sum of the foregoing salary and incentive continuation payments or (2) 2.99 multiplied by his “base amount” (as determined pursuant to section 280G of the Internal Revenue Code). If Mr. Hammergren’s employment with the Company is terminated due to disability, he would continue to receive his then-current salary for a period of up to twelve months. At the end of that twelve-month period, Mr. Hammergren would be eligible to receive benefits for an Approved Retirement under the EBRP, calculated at the rate in effect at the time of the disability, without any reduction for early retirement. The payment for this Approved Retirement would be no less than the payment (the “Minimum Lump-Sum Payment”) that would have been provided under Mr. Hammergren’s prior employment agreement for an Approved Retirement. If Mr. Hammergren’s employment with the Company is terminated by his death, the Company will continue to pay his salary to his surviving spouse or designee for a period of six months. The Company also will pay the benefits payable under the EBRP, calculated at the rate in effect at the time of his death, without any reduction for early retirement, subject to the Minimum Lump Sum Payment requirement.

If Mr. Hammergren terminates his employment with the Company other than for Good Reason prior to April 1, 2006, he shall be entitled to receive the benefits set forth in clauses (B), (D)(ii) and (G) above, with the right to elect an immediate lump-sum payout of his EBRP benefit reflecting a full actuarial reduction. If Mr. Hammergren terminates his employment with the Company other than for Good Reason after March 31, 2006, he shall be entitled to receive the benefits set forth in clauses (B), (D)(i) and (G) above, without any reduction to his EBRP benefit for early retirement, and subject to the Minimum Lump-Sum Payment requirement.

If the benefits received by Mr. Hammergren under the Agreement are subject to the excise tax provision set forth in section 4999 of the Internal Revenue Code, the Company will provide him with a gross-up payment to cover any excise taxes and interest imposed on “excess parachute payments” as defined in Section 280G of the Code.

The Agreement provides that, for a period of at least two years following the termination of Mr. Hammergren’s employment with the Company, Mr. Hammergren may not solicit or hire employees, or solicit competitive business from any person or entity that was a customer of the Company within the two years prior to his termination.

The Company entered into a new Employment Agreement (“Employment Agreement”) with Paul Julian dated as of April 1, 2004 to replace his previous agreement which expired March 31 of this year. The Agreement provides that the Company shall continue to employ Mr. Julian as Executive Vice President and Group President, or in such other executive capacities as may be specified by the CEO, until March 31, 2007, with the term automatically extending for one additional year commencing on April 1, 2005, and on each April 1 thereafter. The Agreement provides for an annual base salary of at least $600,000, and such additional incentive compensation, if any, as may be determined by the Compensation Committee of the Board. Any incentive compensation awarded to him under the MIP shall be calculated using an Individual Target Award of 80% of his base salary. In addition, in years when the company achieves the Business Scorecard Target applicable to Mr. Julian, he will receive an award of restricted stock (or a similar equity equivalent) equal in value to 50% of his actual MIP award. Mr. Julian also shall receive a monthly automobile allowance and all other benefits generally available to other members of the Company’s management and those benefits for which key executives are or become eligible.

The Agreement provides that if the Company terminates Mr. Julian without “Cause”, or he terminates for “Good Reason” (both as defined in the Employment Agreement), the Company shall (A) continue his then base salary, reduced by any compensation he receives from a subsequent employer, for the remainder of the term; (B) consider him for a pro-rated bonus under the Company’s MIP for the fiscal year in which termination occurs; (C) continue his automobile allowance and Executive Medical Plan benefits until the expiration of the term; and (D) continue the accrual and vesting of his rights, benefits and existing awards for the remainder of the term of the Employment Agreement for purposes of the EBRP, ESBP and the Stock Option and Restricted Stock Plan.

If Mr. Julian’s employment with the Company is terminated due to disability, he would continue to receive his then-current salary for a period of up to twelve months. If Mr. Julian’s employment with the Company is terminated by his death, the Company will continue to pay his salary to his surviving spouse or designee for a period of six months.

The Agreement provides that, for a period of at least two years following the termination of Mr. Julian’s employment with the Company, Mr. Julian may not solicit or hire employees, or solicit competitive business from any person or entity that was a customer of the Company within the two years prior to his termination.

The Company entered into an Agreement with Graham O. King effective as of June 21, 1999 which expired on March 31, 2004. Mr. King retired from the Company effective April 30, 2004. The Agreement provided for an annual base salary of at least $580,000, a retention payment of $2.5 million, plus such additional incentive compensation, if any, as may be determined by the Board; provided that any compensation awarded to Mr. King under the Company’s MIP would be calculated using an Individual Target Award of 75% of base salary. Mr. King was granted a nonqualified option to purchase 1 million shares of the Company’s common stock, with an exercise price of $29.8125 per share. With respect to Mr. King’s participation in the EBRP and ESBP, pursuant to the Agreement the CEO recommended to the Board that Mr. King be granted Approved Retirement, and as Mr. King accrued five years of actual service credit pursuant to the EBRP and the ESBP, he was granted additional service credit for prior service with a previous employer.

The Company may terminate any of the executives, under the terms of their respective Agreements, for “Cause” (as defined in each Agreement) in which case the Company’s obligations under the Agreements cease.

Executive Severance Policy

The Company has an Executive Severance Policy (the “Policy”), which applies in the event an executive officer is terminated by the Company for reasons other than for cause at any time other than within two years following a change in control (as defined in the Policy) of the Company. The benefit payable to executive officers under the Policy is equal to 12 months’ base salary plus one month’s pay per year of service, up to a maximum of 24 months. Such benefits would be reduced or eliminated by any income the executive officer receives from subsequent employers during the severance payment period. Executive officers who are age 55 or older and have 15 or more years of service with the Company at the time of such involuntary termination are granted Approved Retirement” for purposes of the EBRP and the ESBP. In addition, vesting of stock options and lapse of restrictions on restricted stock awards will cease as of the date of termination, and no severance benefits will be paid beyond age 62. A terminated executive who is receiving payments under the terms of an employment agreement he or she may have with the Company is not entitled to receive additional payments under the Policy. In January 2004, in accordance with an advisory stockholder proposal that passed at the Company’s 2003 Annual Meeting of Stockholders, the policy was amended to provide that the Company will seek stockholder approval for any future severance agreements with senior executive officers that provide specified benefits in an amount exceeding 2.99 times the sum of the executive’s base salary and target bonus. The amendment does not apply to extensions or renewals of agreements with senior executives entered into prior to the approval of the stockholder resolution if the existing agreement requires the Company to renew or extend the agreement on the same terms.

Termination of Employment and Change in Control Arrangements

The Company has termination agreements in effect with certain of its executive officers, including certain of the Named Executive Officers. The agreements operate independently of the Policy, continue through December 31 of each year, and are automatically extended in one-year increments until terminated by Company. The agreements are automatically extended for a period of two years following any change in control.

The agreements provide for the payment of certain severance and other benefits to executive officers whose employment is terminated within two years of a change in control of the Company. Specifically, if following a change in control, the executive officer is terminated by the Company for any reason, other than for “Cause” (as defined in the agreements), or if such executive officer terminates his or her employment for “Good Reason” (as defined in the agreements), then the Company will pay to the executive officer, as severance pay in cash, an amount equal to 2.99 times his or her “base amount” (as that term is defined in Section 280G of the Code) less any amount which constitutes a “parachute payment” (as defined in Section 280G). The Company will also continue the executive officer’s coverage in the health and welfare benefit plans in which he or she was a participant as of the date of termination of employment, and the executive officer will continue to accrue benefits under the EBRP, in both such cases for the period of time with respect to which the executive officer would be entitled to payments under the Policy described above if the executive officer’s termination of employment had been covered by such Policy. In addition, if the executive officer is age 55 or older and has 15 or more years of service (as determined under such plan on the date of executive’s termination of employment), then such termination will automatically be deemed to be an “approved retirement” under the terms of the EBRP. The amount of severance benefits paid shall be no higher than the amount that is not subject to disallowance of deduction under Section 280G of the Code.

Change in Control

For purposes of the termination agreements and as used elsewhere in this proxy statement, a “change in control” is generally deemed to occur if: (i) any “person” (as defined in the Securities Exchange Act of 1934, as amended) other than the Company or any of its subsidiaries or a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, acquires securities representing 30% or more of the combined voting power of the Company’s then outstanding securities; (ii) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other Company, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or (iv) the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

Pension Benefits

The table below illustrates the estimated combined annual benefits payable upon retirement at age 62 under the Company’s qualified retirement plan and supplemental EBRP in the specified compensation and years of service classifications. The benefits are computed as single life annuity amounts. Participants may also elect to receive a lump-sum payment.

Years of Service

Five Year
Average
Compensation	5	10	15	20	25

$1,000,000	$288,500	$377,000	$465,500	$554,000	$600,000
$1,500,000	432,750	565,500	698,250	831,000	900,000
$2,000,000	577,000	754,000	931,000	1,108,000	1,200,000
$2,500,000	721,250	942,500	1,163,750	1,385,000	1,500,000
$3,000,000	865,500	1,131,000	1,396,500	1,662,000	1,800,000
$3,500,000	1,009,750	1,319,500	1,629,250	1,939,000	2,100,000
$4,000,000	1,154,000	1,508,000	1,862,000	2,216,000	2,400,000
$4,500,000	1,298,250	1,696,500	2,094,750	2,493,000	2,700,000
$5,000,000	1,442,500	1,885,000	2,327,500	2,770,000	3,000,000

The benefit under the EBRP is a percentage of final average pay based on years of service or as determined by the Board of Directors. The plan has a five-year service requirement for entitlement to a vested benefit. The maximum benefit is 60% of final average pay (except in the case of Mr. Hammergren, whose benefits under the EBRP are more fully described by the terms of his employment agreement (see “Employment Agreements”)). The total paid under the EBRP is not reduced by Social Security benefits but is reduced by those benefits payable on a single life basis under the Company’s qualified retirement plan and the annuitized value of the Retirement Share Plan allocations of common stock made to the PSIP assuming 12% growth in the value of the stock.

The compensation covered under the plans whose benefits are summarized in the above table includes the base salary and annual bonus amounts reported in the Summary Compensation Table plus any annual bonus amounts foregone to purchase grants of Bonus Options.

The estimated years of service for purposes of the EBRP at March 31, 2004 for the Named Executive Officers are as follows: Mr. Hammergren, 8; Mr. Graber, 4; Mr. Julian, 8; Mr. King, 9; and Mr. Meyerson, 25. Messrs. King and Graber both retired from the Company effective April 30, 2004.

Certain Relationships and Related Transactions

The Company and its subsidiaries have transactions in the ordinary course of business with unaffiliated companies of which certain of the Company’s non employee directors are directors and/or executive officers. The Company does not consider the amounts involved in such transactions to be material in relation to the businesses of such other companies or the interests of the directors involved. The Company anticipates that similar transactions will occur in fiscal year 2005. Certain executive officers have immediate family members who are employed by the Company or a subsidiary. The compensation of each such family member was established by the Company in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Mr. Hammergren’s brother-in-law is a manager in the Company’s Pharmaceutical Solutions segment and received $103,411 in salary and bonus during FY 2004. Mr. King’s son is a sales manager for the Company’s Provider Technologies segment and received $189,610 in salary and bonus during FY 2004. Mr. King retired from the Company in April 2004. The husband of Pamela Pure, Executive Vice President and President, McKesson Provider Technologies, was employed by the Company as a sales manager in the Company’s Provider Technologies segment, and received $224,653 in salary, bonus and commissions during FY 2004. He has since left the Company, and in connection with his separation, received severance pay in the amount of $224,673. The Company believes that these various relationships and transactions were on terms that were reasonable and in the best interests of the Company.

Certain Legal Proceedings

Since the Company’s announcements in April, May and July of 1999 (the “Company’s Announcements”) that certain software sales transactions in its subsidiary, formerly HBO & Company and now known as McKesson Information Solutions LLC (“HBOC”), were improperly recorded as revenue and reversed, as of March 31, 2004, ninety-one lawsuits have been filed against the Company, HBOC, certain of the Company’s or HBOC’s current or former officers or directors, and other defendants, including Arthur Andersen LLP and Bear Stearns & Co. Inc. Current directors of McKesson are named as defendants in certain of the actions as described below. A more detailed description of the litigation arising out of accounting issues at HBOC may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004.

Sixty-seven of these actions have been filed in Federal Court (the “Federal Actions”). All of the Federal Actions that have not been dismissed are pending before the Honorable Ronald M. Whyte of the United States District Court for the Northern District of California. On November 2, 1999, Judge Whyte issued an order consolidating fifty-three of these actions under the caption In re McKesson HBOC, Inc. Securities Litigation, (Case No. C-99-20743 RMW) (the “Consolidated Action”).

On February 15, 2002, the court-appointed lead plaintiff (the “Lead Plaintiff”) filed the operative complaint in the Consolidated Action, the Third Amended and Consolidated Class Action Complaint (the “TAC”). The TAC purports to state claims against the Company and HBOC under Section 10(b) and 14(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) in connection with the events leading to the Company’s Announcements, and names the Company, HBOC, certain of the Company’s or HBOC’s current or former officers or directors, Arthur Andersen and Bear Stearns as defendants. Claims against current directors of McKesson have been dismissed with prejudice, and no current directors of McKesson remain as defendants in the case. The Company and HBOC filed answers to the TAC on March 7, 2003, denying that the Company or HBOC had violated Section 10(b) or Section 14(a) or that they had any liability to the alleged plaintiff class. A trial is scheduled to commence on September 12, 2005.

By order dated February 7, 2000, Judge Whyte coordinated a class action alleging claims under the Employee Retirement Income Security Act (commonly known as “ERISA”), Chang v. McKesson HBOC, Inc. et al., (Case No. C-00-20030 RMW filed on November 24, 1999) and a shareholder derivative action that had been filed in the Northern District under the caption Cohen v. McCall et al., (Case No. C-99-20916 RMW filed on June 17, 1999) with the Consolidated Action. On February 7, 2002, Adams v. McKesson Information Solutions, Inc. et al., No. C-02-0685 JCS, a class action alleging claims under ERISA, was filed in the Northern District of California. The Adams ERISA class action has been consolidated with the Chang ERISA class action under the caption In re McKesson HBOC, Inc. ERISA Litigation (Case No. C-00-20030 RMW). All three of these actions name certain of the Company’s current and former officers and directors.

Four other cases are pending in federal court naming certain of McKesson’s officers and directors, generally alleging misconduct by the Company or HBOC in connection with the events leading to the Company’s need to restate HBOC’s financial statements: Pacha, et al., v. McKesson HBOC, Inc., et al., (No. C01-20713 PVT), filed on July 27, 2001: Hess v. McKesson HBOC, Inc. et al., Case No. C-20003862), which was originally filed in Arizona state court, was removed to federal court and transferred to the Northern District of California; Baker v. McKesson HBOC, Inc. et al., (Case No. CV-00-0188) filed in the U.S. District Court for the Western District of Louisiana and Baker v. McKesson HBOC, Inc. et al., (Case No. CV-00-0522) filed in Louisiana state court and removed to the U.S. District Court for the Western District of Louisiana. Both Baker cases have been transferred to the Northern District of California and consolidated with the Consolidated Action.

Twenty-four actions have also been filed in various state courts in California, Colorado, Delaware, Georgia, Louisiana and Pennsylvania (the “State Actions”). The State Actions, like the Consolidated Action, generally allege misconduct by the Company or HBOC in connection with the events leading to the Company’s need to restate HBOC’s financial statements. Of those, two cases, both shareholder derivative actions, assert claims against the directors: Ash, et al. v. McCall, et al., (Case No. 17132) (re-named Saito et al. v. McCall, (Civil Action No. 17132)) filed in the Delaware Chancery Court on April 30, 1999 and Mitchell v. McCall et al., (Case No. 304415), filed in California Superior Court, City and County of San Francisco on June 23, 1999. The Company is a nominal defendant in each of these actions.

None of the Federal or State Actions name Mr. Budd, Mr. Hammergren, Ms. Knowles, Dr. Lawrence, Mr. Matschullat or Mr. Syron as a defendant.

Indebtedness of Executive Officers

Under the 1999 Executive Stock Purchase Plan (the “1999 ESPP”), full recourse unsecured loans for the purchase of Company common stock, having a term of five years and bearing interest at the rate of 4.7% per annum, were made on February 5, 1999 (the “Purchase Date”) to certain executive officers, including Mr. Hammergren and Mr. Meyerson. Pursuant to the 1999 ESPP, Messrs. Hammergren and Meyerson purchased 100,000 and 30,000 shares, respectively, at a purchase price of $63.8125 per share, which was the fair market value of the common stock on the Purchase Date. These loans were repaid in full in February, 2004. In addition, under the Company’s Stock Purchase Plan (the “SPP”) full recourse loans, having a term of five years were made on the Purchase Date to Messrs. Julian and King as well as other key executives not named in the Summary Compensation Table. Such loans were for the purchase of common stock at the fair market value on the Purchase Date and were secured by a pledge of the shares purchased under the SPP. These loans were also repaid in full during FY 2004 .

The table below shows, as to each executive officer who was indebted to the Company in an amount exceeding $60,000 at any time during the period April 1, 2003 through April 30, 2004 (i) the largest aggregate amount of indebtedness outstanding during such period, and (ii) the amount of indebtedness outstanding at April 30, 2004. For each individual listed in the table below, unless additional loans are described later in this paragraph, the indebtedness shown resulted from loans previously outstanding or those made on the Purchase Date under the 1999 ESPP or under the SPP. The indebtedness shown for Messrs. Hammergren, Graber and Kirincic includes the balance owed on a secured housing loan in the original principal amount of $500,000 each. The indebtedness shown for Mr. Julian includes a five-year loan extended in 2000, with an interest rate of 6.2% per annum, for the payment of taxes due upon the vesting of certain shares of restricted stock, and also includes the balance owed on secured housing loans in the aggregate amount of $1,250,000. These housing loans are without interest unless and until the individuals fail to pay any amount under the loans when due and thereafter at a market rate.

See footnote 2 to the Summary Compensation Table on page 19 for further information regarding the housing loans made to Messrs. Hammergren, Julian and Graber.

	Largest
	Aggregate	Amount of
	Amount of	Indebtedness
Executive Officer	Indebtedness	at April 30, 2004

John H. Hammergren	$10,339,626	$500,000
William R. Graber	500,000	0
Paul C. Julian	3,087,293	1,488,500
Graham O. King	978,046	0
Paul E. Kirincic	500,000	500,000
Ivan D. Meyerson	2,367,950	0

Audit Committee Report

The Audit Committee of the Company’s Board of Directors (the “Audit Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s financial reporting processes. The functions of the Audit Committee are described in greater detail in the Audit Committee’s written charter, which has recently been revised and adopted by the Company’s Board of Directors and is annexed as Attachment A to this Proxy Statement. The Audit Committee is composed exclusively of directors who are independent under the applicable SEC and NYSE rules. The Audit Committee’s members are not professionally engaged in the practice of accounting or auditing, and they necessarily rely on the work and assurances of the Company’s management and the independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company’s independent auditors, Deloitte & Touche LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended March 31, 2004 (the “Audited Financial Statements”) with management. In addition, the Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended.

The Audit Committee also has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with that firm its independence from the Company. The Audit Committee further considered whether the provision of non-audit related services by Deloitte & Touche LLP to the Company is compatible with maintaining the independence of the firm from the Company. The Audit Committee has also discussed with management of the Company and Deloitte & Touche LLP such other matters and received such assurances from them as it deemed appropriate.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s accounting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the period ended March 31, 2004 for filing with the SEC.

Audit Committee of the Board

Marie L. Knowles, Chairman
Robert W. Matschullat
Jane E. Shaw

Item 2.	Ratification of Appointment of Deloitte & Touche LLP as Independent Auditors for 2005

The Audit Committee of the Board has approved Deloitte & Touche LLP (“D&T”) as the independent auditor to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending March 31, 2005. D&T has acted as the Company’s independent auditors for several years, is knowledgeable about the Company’s operations and accounting practices, and is well qualified to act in the capacity of independent auditors.

We are asking our stockholders to ratify the selection of D&T as our independent auditor. Although ratification is not required by our by-laws or otherwise, the board is submitting the selection of D&T to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of D&T are expected to be present at the Meeting to respond to appropriate questions and to make a statement if they desire to do so. For the fiscal years ended March 31, 2004 and 2003, professional services were performed by D&T, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) which includes Deloitte Consulting. Fees paid for those years were as follows:

	2004	2003

Audit Fees	$4,148,456	$3,734,891
Audit-Related Fees	1,345,905	1,301,025

Total Audit and Audit-Related Fees	5,494,361	5,035,916
Tax Fees	1,003,460	1,350,000
All Other Fees	0	4,939,149

Total	$6,497,821	$11,325,065

Audit Fees. This category includes the audit of the Company’s consolidated financial statements, and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, foreign statutory audits required by non-U.S. jurisdictions, registration statements and comfort letters.

Audit Related Fees. The services for fees under this category include other accounting advice, employee benefit plan audits, due diligence related to acquisitions, internal control evaluation and assessment and Sarbanes-Oxley section 404 assistance.

Tax Fees. The services for fees related to this category include employee income tax compliance, sales tax services, unclaimed property services, international compliance and planning services, international assignment services — employee assistance, other tax planning services and licensing of income tax preparation software.

All Other Fees. The Company paid no fees in this category in 2004. For 2003, fees included in this category pertain to consulting fees for business and operational process improvements paid to Deloitte Consulting. In accordance with the policy adopted by the Audit Committee in January 2002, the engagement of Deloitte Consulting for these services was reviewed and approved by the Audit Committee prior to the work being commenced. The FY 2003 fees were for two projects within the Company’s Pharmaceutical Solutions segment that were key components of a comprehensive plan to upgrade operational processes and enhance cost improvement opportunities. Both Management and the Audit Committee considered other alternatives for these engagements, but determined at that time both that Deloitte Consulting was best positioned to deliver the most efficient and comprehensive solution to the Company, and that the assignment did not impair the objectivity of D&T.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Pursuant to the Applicable Rules, and as set forth in the terms of its revised Charter, the Audit Committee has sole responsibility for appointing, setting compensation for, and overseeing the work of the independent auditor. The Audit Committee has established a policy which requires it to pre-approve all audit and permissible non-audit services, including audit-related and tax services to be provided by the independent auditor. Pursuant to that policy, the Audit Committee has approved, for the fiscal year ending March 31, 2005, an aggregate of specified services, including audit, audit-related and tax services, expected to be rendered during the year, together with specified amounts of approved fees to be incurred for those services.

ADDITIONAL CORPORATE GOVERNANCE MATTERS

10-K Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires certain persons, including the Company’s directors and executive officers, to file reports of ownership and changes in ownership with the SEC. Based on the Company’s review of the reporting forms received by it, the Company believes that all such filing requirements were satisfied for FY 2004.

Solicitation of Proxies

The Company is paying the cost of preparing, printing and mailing these proxy materials. We will reimburse banks, brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. The Company has engaged Georgeson Shareholder Communications Inc. (“Georgeson”), a proxy solicitation firm, to assist in the solicitation of proxies. We expect Georgeson’s fee to be approximately $10,000 plus out-of-pocket expenses. A few officers and employees of the Company may also participate in the solicitation without additional compensation.

Other Matters

In addition to voting choices specifically marked, and unless otherwise indicated by the stockholder, the proxy card confers discretionary authority on the named proxy holders to vote on any matter that properly comes before the Meeting which is not described in these proxy materials. At the time this proxy statement went to press, the Company knew of no other matters which might be presented for stockholder action at the Meeting.

Stockholder Proposals for the 2005 Annual Meeting

To be eligible for inclusion in the Company’s 2005 Proxy Statement pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be sent to the Secretary of the Company at the principal executive offices of the Company, One Post Street, San Francisco, CA 94104, and must be received no later than February 14, 2005. In order for stockholder proposals made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be sent to the Secretary of the Company at the address set forth above and must be received no later than April 29, 2005. The Company’s Advance Notice By-Law provisions require that stockholder proposals made outside of Rule 14a-8 under the Exchange Act must be submitted in accordance with the requirements of the By-Laws, not later than April 29, 2005 and not earlier than March 31, 2005.

A copy of the full text of the Company’s Advance Notice By-Law provisions referred to above may be obtained by writing to the Secretary of the Company.

By Order of the Board of Directors

Ivan D. Meyerson Executive Vice President, General Counsel and Secretary

June 14, 2004

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004, on file with the Securities and Exchange Commission, excluding certain exhibits, may be obtained without charge by writing to Investor Relations, Box K, McKesson Corporation, One Post Street, San Francisco, CA 94104.

ATTACHMENT A

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF McKESSON CORPORATION

As Adopted by the Board on May 26, 2004

I. Purpose

The Audit Committee is appointed by the Board to assist the Board in monitoring:

1. The integrity of the financial statements of the Company.

2. The independent auditors’ qualifications, independence and performance.

3. The performance of the Company’s internal audit function.

4. The compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

II. Membership

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission (taken together, the “Applicable Rules”). The Company shall disclose as required by the Commission whether at least one member of the Audit Committee is an “audit committee financial expert” as defined by the Commission. The simultaneous service on the audit committees of more than two other public companies requires a Board determination that such simultaneous service does not impair the ability of such member to serve effectively on the Company’s Audit Committee.

The members of the Audit Committee shall be appointed, or may be replaced by the Board on the recommendation of the Committee on Directors and Corporate Governance.

III.	Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditor and the independent auditors in separate executive sessions, and also in executive session with only the Committee members. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

IV. Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint, retain, compensate, evaluate and terminate the independent auditors. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditors shall report directly to the Audit Committee.

The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which should be approved by the Audit Committee prior to the completion of the audit. In connection with such approvals, the Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at a subsequent meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors for the purpose of preparing or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually conduct a self-assessment and report the results to the Board.

The Audit Committee, to the extent it deems necessary or appropriate or as required by the Applicable Rules, shall:

      As to Financial Statement and Disclosure Matters

1. Review and discuss with management and the independent auditors the annual audited financial statements, and disclosures made in management’s discussion and analysis (“MD&A”), and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2. Review and discuss with management and the independent auditors the Company’s quarterly financial statements, including disclosures made in the MD&A, prior to the filing of its Form 10-Q, including the results of the independent auditors’ review of the quarterly financial statements.

3. Review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; major issues as to the adequacy of the Company’s internal controls; and any special audit steps adopted in light of material control deficiencies.

4. Review analyses prepared by management (and/or the independent auditor as noted in item 5 below) setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

5. Discuss quarterly reports from the independent auditors on the following:

(a) All critical accounting policies and practices to be used.

(b) All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors.

(c) Other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

6. Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and the type and presentation of information to be presented in earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made) rather than specifically as to individual press releases, analysts and rating agencies.

7. Discuss with management and the independent auditors the effect of applicable regulations and accounting profession initiatives as well as off-balance sheet structures on the Company’s financial statements.

8. Engage in ongoing discussions with management about the Company’s major financial risk exposures and the process and system which management employs to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

9. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended by SAS No. 90 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management, including any significant accounting adjustments that were noted or proposed by the independent auditors but were rejected by management.

10. Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

As to Oversight of the Company’s Relationship with the Independent Auditors

11. Review and evaluate the lead partner of the independent auditors’ team.

12. Obtain and review a report from the independent auditors at least annually regarding (a) the independent auditors’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues and (d) all relationships between the independent auditors and the Company.

13. Evaluate the qualifications, performance and independence of the independent auditors, including considering whether the auditors’ quality controls are adequate and the provision of any permitted non-audit services is compatible with maintaining the auditors’ independence, and taking into account the opinions of management and internal auditors. Present conclusions with respect to the independent auditors to the Board.

14. Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

15. Establish policies for the Company’s hiring of employees or former employees of the independent auditors who participated in any capacity in the audit of the Company.

16. Meet with the independent auditors prior to the audit to discuss the planning and staffing of the audit; including the type and scope of services to be provided by the independent auditors.

As to Oversight of the Company’s Internal Audit Function

17. Review the appointment, performance and replacement, as necessary, of the senior internal auditing executive.

18. Review the significant issues raised in reports to management prepared by the internal auditing department and management’s responses.

19. Review at least annually the internal audit department and its mission, responsibilities, independence, procedures, budget and staffing and any recommended changes in the planned scope of the internal audit.

As to Compliance Oversight Responsibilities

20. Obtain from the independent auditors assurance that Section 10A(b) of the Exchange Act has not been implicated. Section 10A(b) relates to illegal acts that have come to the attention of the independent auditors during the course of the audit.

21. As required by applicable law, review at least annually the report prepared by management, and attested to by the independent auditors, assessing the effectiveness of the Company’s internal control structure and procedures for financial reporting and stating management’s responsibility to establish and maintain such structure and procedures, prior to its inclusion in the Company’s annual report.

22. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

23. Discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

24. Discuss with the Company’s General Counsel (a) legal matters that may have a material impact on the Company’s financial statements and, (b) the effectiveness of the Company’s compliance program in detecting and preventing violations of law and the Company’s Code of Business Conduct and Ethics.

V. Limitation of Audit Committee’s Role

While the Audit Committee has the duties and responsibilities set forth in this charter, the Audit Committee is not responsible for planning or conducting the audit or for determining whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, the system of internal controls, and procedures designed to insure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for auditing the financial statements.

McKESSON CORPORATION	YOUR VOTE IS IMPORTANT VOTE BY INTERNET I TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET			TELEPHONE			MAIL

https://www.proxyvotenow.com/mck			1-866-233-5390
•	Go to the website address listed above.	OR	•	Use any touch-tone telephone.	OR	•	Mark, sign and date your proxy card.
•	Have your proxy card ready.		•	Have your proxy card ready.		•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded Instructions		•	Return your proxy card in the postage-paid envelope provided.

Please cast your vote by telephone or via the internet as instructed below, or complete, date, sign and mail this proxy promptly in the enclosed business reply envelope. You can vote by phone or via the Internet anytime prior to July 28, 2004. If you do so, you do not need to mail in your proxy card.

ON LINE DELIVERY OF PROXY MATERIAL
If you vote using the Internet, you may elect to receive proxy materials electronically next year in place of receiving printed materials. You will save the Company printing and mailing expenses, reduce the impact on the environment and obtain immediate access to the annual report, proxy statement and voting form when they become available. If you used a different method to vote, sign up anytime using your Stockholder Account Number at the Internet website:
https//www.giveconsent.com/mck.

1 1-866-233-5390
CALL TOLL-FREE TO VOTE

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

Please Sign, Date and Return the
Proxy Card Promptly Using the
Enclosed Envelope.

☒	Votes must be Indicated (x) In Black or Blue Ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS NUMBERED 1 AND 2. 1. ELECTION OF DIRECTORS — NOMINEES FOR ELECTION FOR THREE-YEAR TERMS

EXPIRING IN 2007
FOR	WITHHELD	EXCEPTIONS
☐	☐	☐

Nominees: 01 – John H. Hammergren, 02 – Robert W. Matschuliat 03 – M. Christine Jacobs

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)

		FOR	AGAINST	ABSTAIN

2.	Ratifying of the appointment of Deloitte & Touche LLP as the Company’s Independent auditors.	☐	☐	☐

Please check the box to the right if you plan to attend the Annual Meeting		☐

To change your address, please mark this box.		☐

To include any comments, please mark this box.		☐

ANNUAL MEETING OF STOCKHOLDERS
OF
McKESSON CORPORATION

10:00 a.m. Wednesday, July 28, 2004
Nob Hill Masonic Center
1111 California Street
San Francisco, CA 94108

Please present this ADMISSION TICKET at the Annual
Meeting of Stockholders as verification of your McKesson
Corporation share ownership.

McKESSON CORPORATION

Proxy for Annual Meeting
10:00 A.M., July 28, 2004
Solicited on Behalf of the Board of Directors of the Corporation

     The undersigned, whose signature appears on the reverse side, hereby constitutes and appoints John H. Hammergren and Ivan D. Meyerson, and each of them, with full power of substitution, proxies to vote all stock of McKesson Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Nob Hill Masonic Center, 1111 California Street, San Francisco, California on July 28, 2004 at 10:00 a.m. and any adjournment or postponement thereof, as specified upon the matters indicated on the reverse side, and in their discretion upon any other matter that may properly come before said meeting.

     Your shares will not be voted unless you (1) vote by telephone, (2) vote via the Internet, as described on the reverse side, or (3) sign and return this card.

     This proxy, when properly executed, will be voted as directed, but if no direction is given, this proxy will be voted FOR proposals 1 and 2.

Continued on the reverse side.	McKESSON CORPORATION
P.O. BOX 11181
NEW YORK, NY 10203-0181